Exhibit 99.1

Contacts:	Dudley W. Mendenhall, CFO

(760) 494-1000

or

Integrated Corporate Relations, Inc.

Investor Relations:

Andrew Greenebaum

(310) 395-2215

Media Relations:

John Flanagan/James McCusker

(203) 682-8200

K2 Inc. Postpones Date for Annual Meeting of Shareholders and Sets

Record Date for Special Meeting of Shareholders

•	Postpones Annual Shareholders’ Meeting and Sets the Record Date for the Special Shareholders’ Meeting to Vote on the Proposed Merger of K2 with Jarden

Carlsbad, California – May 2, 2007 — K2 Inc. (NYSE: KTO) today announced that it has postponed its annual meeting of shareholders until further notice in order to permit K2 management to focus on the proposed merger with Jarden Corporation (NYSE: JAH) and to allow K2 shareholders to consider and vote upon a proposal to approve the definitive merger agreement with Jarden and related transactions at a special meeting to be held at a future date.

On April 24, 2007, K2 and Jarden signed a definitive merger agreement pursuant to which Jarden will acquire K2 for $10.85 per share of K2 common stock in cash and 0.1086 of a share of Jarden common stock (subject to adjustment as provided in the merger agreement) for each share of outstanding K2 common stock. The board of directors for both companies have unanimously approved the proposed merger, which is subject to approval of K2’s shareholders at a special meeting and other customary closing conditions.

The annual meeting of K2 shareholders was originally scheduled to be held on Thursday, May 10, 2007 at 8:00 a.m. (local time) for the purpose of considering the election of K2 directors, the ratification of K2’s independent registered public accounting firm, and a shareholder proposal, which is fully described in K2’s Proxy Statement filed on April 12, 2007 with the Securities and Exchange Commission. If the merger with Jarden is consummated, the annual meeting of shareholders will not take place. If the merger is not consummated, the K2 board of directors will take such action to call and convene the annual meeting, including the establishment of new meeting and record dates.

K2 also today announced that the K2 board of directors has set May 14, 2007 as the record date for K2 shareholders entitled to receive notice of, and to vote at, the special meeting of its shareholders to consider the proposed merger with Jarden. Shareholders who hold shares of K2 common stock at the close of business on May 14, 2007 will be entitled to vote on the merger at the special meeting. K2 will announce the date of the special meeting at a future date.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Penn®, Pflueger®, Sevylor® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth® and Brass Eagle® in the Team Sports segment; K2®, Völkl ®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Penn®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Sevylor®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Volkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Jarden and K2. In connection with such proposed business combination, Jarden will file a Registration Statement on Form S-4, K2 will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (“SEC”). Before making any voting or investment decisions, investors and security holders are urged to read the Form S-4 and proxy statement when they become available and any other relevant documents filed with the SEC because they will contain important information about the proposed transaction and related matters. When available, you will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Jarden free of charge by contacting Jarden’s Corporate Secretary at (914) 967-9400, 555 Theodore Fremd Avenue, Rye, NY 10580. You may obtain documents filed with the SEC by K2 free of charge by contacting K2’s Corporate Secretary at (760) 494-1000, 5818 El Camino Real, Carlsbad, CA 92008.

Jarden, K2 and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from K2’s stockholders in connection with the transactions contemplated by the Merger Agreement. Information about the directors and executive officers of Jarden and their ownership of Jarden stock is set forth in the proxy statement for Jarden’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2007 and available free of charge as indicated above. Information about the directors and executive officers of K2 and their ownership of K2 stock is set forth in the proxy statement for K2’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 12, 2007 and available free of charge as indicated above. Investors and security holders may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this filing, including statements as to the expected benefits of the acquisition such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including expectations of closing the transaction, accretion to Jarden’s post closing earnings, required approvals by K2 stockholders and regulatory agencies, the possibility that the anticipated benefits from the acquisition cannot be fully realized, the possibility that costs or difficulties related to the integration of K2 operations into Jarden will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of Jarden’s and K2’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Unless legally required, neither Jarden nor K2 undertakes any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.